Exhibit 10.8

AMERIGAS PROPANE, INC.

2010 LONG-TERM INCENTIVE PLAN

ON BEHALF OF AMERIGAS PARTNERS, L.P.

PERFORMANCE UNIT GRANT LETTER

This PERFORMANCE UNIT GRANT, dated January 17, 2012 (the “Date of Grant”), is delivered by AmeriGas Propane, Inc. (the “Company”) to R. Paul Grady (the “Participant”).

RECITALS

WHEREAS, the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on Behalf of AmeriGas Partners, L.P. (the “Plan”) provides for the grant of performance units (“Performance Units”) with respect to common units of AmeriGas Partners, L.P. (“APLP”);

WHEREAS, the Plan has been adopted by the Board of Directors of the Company, and approved by the common unit holders of APLP (“Unitholders”);

WHEREAS, a Performance Unit is a performance unit that represents the value of one common unit of APLP (“Common Unit”);

WHEREAS, the Compensation/Pension Committee of the Board of Directors of the Company (the “Committee”) has decided to grant Performance Units to the Participant on the terms described below;

NOW, THEREFORE, the parties to this Grant Letter, intending to be legally bound hereby, agree as follows:

1. Grant of Performance Units. Subject to the terms and conditions set forth in this Grant Letter and in the Plan, the Committee hereby grants to the Participant a target award of 4,500 Performance Units (the “Target Award”). The Performance Units are contingently awarded and will be earned and payable if and to the extent that the Performance Goals (described below) and other conditions of the Grant Letter are met. The Performance Units are granted with Distribution Equivalents (as defined in the Plan).

2. Performance Goals.

(a) The Participant shall earn the right to payment of the Performance Units if the Performance Goals described below are met for the Performance Period, and if the Participant continues to be employed by the Company through December 31, 2014. The Performance Period is the period beginning January 1, 2012 and ending December 31, 2014. The Total Unit Holder Return (“TUR”) goals and other requirements of this Section 2 are referred to as the “Performance Goals.”

(b) The Target Award level of Performance Units and Distribution Equivalents will be payable if APLP’s TUR equals the median TUR of the comparison group designated by the Committee (the “Peer Group”) for the Performance Period. The Peer Group is the group of master limited partnerships that comprises the Alerian MLP Index as in effect as of the beginning of the Performance Period; provided that if a company is added to the Alerian MLP Index during the Performance Period, that company is not included in the TUR calculation. A company that is included in the Alerian MLP Index at the beginning of the Performance Period will be removed from the TUR calculation only if the company ceases to exist as a publicly traded entity during the Performance Period, consistent with the methodology described in subsection (c) below. The actual amount of the award of Performance Units may be higher or lower than the Target Award, or it may be zero, based on APLP’s TUR percentile rank relative to the companies in the Alerian MLP Index Peer Group, as follows:

APLP’s TUR Rank
(Percentile)	Percentage of Target Award Earned
Highest	200%
90th	175%
75th	150%
60th	125%
50th	100%
40th	50%
less than 40th	0%

The award percentage earned will be interpolated between each of the measuring points.

(c) TUR shall be calculated by the Company using the comparative returns methodology used by Bloomberg L.P. or its successor at the time of the calculation. The price used for determining TUR at the beginning and the end of the Performance Period will be the average price for the 90-day period preceding the beginning of the Performance Period (i.e., the 90-day period ending on December 31, 2011) and the 90-day period ending on the last day of the Performance Period (i.e., the 90-day period ending on December 31, 2014), respectively. The TUR calculation gives effect to all dividends throughout the three-year Performance Period as if they had been reinvested.

(d) The Target Award is the amount designated for 100% (50th TUR rank) performance. The Participant can earn up to 200% of the Target Award if APLP’s TUR percentile rank exceeds the 50th TUR percentile rank, according to the foregoing schedule.

(e) At the end of the Performance Period, the Committee will determine whether and to what extent the Performance Goals have been met and the amount to be paid with respect to the Performance Units. The Participant must be employed by the Company or its Affiliates (as defined in the Plan) on December 31, 2014 in order for the Participant to receive payment with respect to the Performance Units.

3. Termination of Employment or Service. If the Participant’s employment with the Company terminates before December 31, 2014 for any reason, the Performance Units and all Distribution Equivalents credited under this Grant Letter will be forfeited.

4. Payment with Respect to Performance Units. If the Committee determines that the conditions to payment of the Performance Units have been met, the Company shall pay to the Participant, between January 1, 2015 and March 15, 2015, Common Units equal to the number of Performance Units to be paid according to achievement of the Performance Goals, provided that the Company may withhold Common Units to cover required tax withholding in an amount equal to the minimum statutory tax withholding requirement in respect of the Performance Units earned.

5. Distribution Equivalents with Respect to Performance Units.

(a) Distribution Equivalents shall accrue with respect to Performance Units and shall be payable subject to the same Performance Goals and terms as the Performance Units to which they relate. Distribution Equivalents shall be credited with respect to the Target Award of Performance Units from the Date of Grant until the payment date. If and to that extent the underlying Performance Units are forfeited, all related Distribution Equivalents shall also be forfeited.

(b) While the Performance Units are outstanding, the Company will keep records of Distribution Equivalents in a bookkeeping account for the Participant. On each payment date for a distribution paid by APLP on its Common Units, the Company shall credit to the Participant’s account an amount equal to the Distribution Equivalents associated with the Target Award of Performance Units held by the Participant on the record date for the distribution. No interest will be credited to any such account.

(c) The target amount of Distribution Equivalents (100% of the Distribution Equivalents credited to the Participant’s account) will be earned if APLP’s TUR rank is at the 50th TUR percentile rank for the Performance Period. The Participant can earn up to 200% of the target amount of Distribution Equivalents if APLP’s TUR rank exceeds the 50th TUR percentile rank, according to the schedule in Section 2 above. If the Participant’s employment with the Company terminates before December 31, 2014, all Distribution Equivalents will be forfeited.

(d) Distribution Equivalents will be paid in cash at the same time and on the same terms as the underlying Performance Units are paid, after the Committee determines that the conditions to payment have been met.

6. Withholding. The Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal (including FICA), state, local or other taxes that the Company is required to withhold with respect to the payments under this Grant Letter.

7. Change of Control. If a Change of Control (as defined in the Plan) occurs during the Performance Period, the outstanding Performance Units and Distribution Equivalents shall be paid in cash in an amount equal to the greater of (i) the Target Award amount or (ii) the award amount that would be paid as if the Performance Period ended on the date of the Change of Control, based on the Company’s achievement of the Performance Goals as of the date of the Change of Control, as determined by the Committee. The Performance Units and Distribution Equivalents shall be paid on the closing date of the Change of Control.

8. Grant Subject to Plan Provisions.

(a) This grant is made pursuant to the Plan and the Terms and Conditions established by the Committee with respect to the Plan, both of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of Performance Units and Distribution Equivalents are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the Common Units, (ii) adjustments pursuant to Section 5(c) of the Plan and (iii) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

(b) This Performance Unit grant and all Common Units issued pursuant to this Performance Unit grant shall be subject to the UGI Corporation Stock Ownership Policy as adopted by the Board of Directors of the Company and any applicable clawback and other policies implemented by the Board of Directors of the Company, as in effect from time to time.

(c) No reduction shall be made to amounts payable under this Grant Letter by reason of Section 4.01(e) of the AmeriGas Propane, Inc. Senior Executive Employee Severance Plan or the AmeriGas Propane, Inc. Executive Employee Severance Plan, as applicable.

9. No Employment or Other Rights. The grant of Performance Units shall not confer upon the Participant any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment at any time. The right of the Company to terminate at will the Participant’s employment at any time for any reason is specifically reserved.

10. No Unit Holder Rights. Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a Unitholder with respect to the Common Units related to the Performance Units, unless and until certificates for the Common Units have been issued to the Participant or successor.

11. Assignment and Transfers. The rights and interests of the Participant under this Grant Letter may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. If the Participant dies, any payments to be made under this Grant Letter after the Participant’s death shall be paid to the Participant’s estate. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and Affiliates.

12. Section 409A. This Grant Letter is intended to comply with the “short-term deferral” exception to section 409A of the Internal Revenue Code.

13. Applicable Law. The validity, construction, interpretation and effect of this Grant Letter shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

14. Notice. Any notice to the Company provided for in this Grant Letter shall be addressed to the Company in care of the Corporate Secretary at the Company’s headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Grant Letter, and the Participant has executed this Grant Letter, effective as of the Date of Grant.

AmeriGas Propane, Inc.

Attest

By:
Assistant Secretary		Vice President-Law and General Counsel

I hereby acknowledge receipt of the Plan and the Terms and Conditions incorporated herein. I accept the Performance Units described in this Grant Letter, and I agree to be bound by the terms of the Plan, including the Terms and Conditions, and this Grant Letter. I hereby further agree that all the decisions and determinations of the Committee shall be final and binding on me and any other person having or claiming a right under this grant.

Participant